Exhibit 3.1

CERTIFICATE OF NOTICE
OF
BIMINI CAPITAL MANAGEMENT, INC.

THIS IS TO CERTIFY THAT:

FIRST: The Board of Directors of Bimini Capital Management, Inc., a Maryland corporation (the “Corporation”), pursuant to Article XIII, Section 9 of the Articles of Amendment and Restatement of the Corporation (the “Charter”), has reduced the maximum Ownership Limit (as defined in the Charter) with respect to the Corporation’s outstanding shares of Common Stock (as defined in the Charter) from 9.8% to 4.98% and with respect to the Corporation’s outstanding shares of Equity Stock (as defined in the Charter) from 9.8% to 4.98%, in each case effective January 28, 2008 (the “Effective Date”).

Subject to limitations, the Board of Directors may from time to time increase or decrease the Ownership Limit and increase or decrease an Excepted Holder Ownership Limit (as defined in the Charter); provided, however, that any decrease may only be made prospectively as to subsequent stockholders (other than a decrease as a result of a retroactive change in existing law that would require a decrease to retain the Corporation’s status as a real estate investment trust under the Internal Revenue Code, in which case such decrease shall be effective immediately).

SECOND: The undersigned officer acknowledges this Certificate of Notice to be the corporate act of the Corporation and as to all matters or facts required to be verified under oath, the undersigned officer acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Notice to be executed in its name and on its behalf by its President and attested to by its Secretary on this 1st day of February, 2008.

BIMINI CAPITAL MANAGEMENT, INC.

By: _/s/ Jeffrey J. Zimmer
Name: Jeffrey J. Zimmer
Title: President

ATTEST:

By:  _/s/ J. Christopher Clifton______
Name: J. Christopher Clifton
Title: Secretary